EXHIBIT 99.1
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                               CONTINUATION SHEET


                           Explanation of Responses

(1) Pursuant to a Note Purchase Agreement, dated as of June 25, 2004, by and among Micro Therapeutics, Inc. (the "Company"), Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (together with three affiliated entities, "WPEP"), and the other investors named therein (the "Note Purchase Agreement"), WPEP agreed to purchase an aggregate principal amount of $10,000,000 of exchangeable promissory notes from the Company (the "Exchangeable Notes"). The Exchangeable Notes accrue interest at 7% per annum, which interest compounds quarterly. Pursuant to the Note Purchase Agreement, the Company has agreed to call a special meeting of its stockholders to approve, among other things, an exchange of the Exchangeable Notes for shares of its common stock. If stockholder approval is obtained at the special meeting, the Exchangeable Notes will be exchanged for such number of shares of common stock determined by dividing
     (i) the aggregate principal balance on such Exchangeable Notes plus accrued and unpaid interest thereon at the time of the exchange by (ii) $3.10 (subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination or other corporate actions having the similar effect with respect to the common stock). For the purpose of this Form 4, it has been assumed that the Exchangeable Notes will be exchanged into 3,225,806 shares of common stock (determined by dividing $10,000,000 by $3.10), of which WPEP would hold 3,048,387 shares of common stock directly and three entities affiliated with WPEP would collectively hold the remaining 177,419 shares of common stock. This assumption, however, does not give effect to interest accruing on the Exchangeable Notes which will also be exchanged for shares of common stock determined in the manner summarized above.

(2) The sole general partner of WPEP is Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WPEP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, WPEP, WP and WP LLC may be deemed to be the beneficial owner of an indeterminate portion of the 24,336,759 shares of the Company's common stock owned by Micro Investment, LLC, a Delaware limited liability company, which is indirectly controlled by WPEP. WP, WP LLC and WPEP each disclaim beneficial ownership of all shares of Common Stock owned by Micro LLC, in each case, except to the extent of any indirect pecuniary interest therein.


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Designated Filer:       Warburg, Pincus Equity Partners, L.P.
Issuer & Ticker Symbol: Micro Therapeutics, Inc.  (MTIX)
Date of Event Requiring Statement:  June 25, 2004

1.      Name:           Warburg, Pincus Equity Partners, L.P.
        Address:        466 Lexington Avenue
                        New York, New York  10017

2.      Name:           Warburg Pincus & Co.
        Address:        466 Lexington Avenue
                        New York, New York  10017

3.      Name:           Warburg Pincus LLC
        Address:        466 Lexington Avenue
                        New York, New York  10017




                              WARBURG PINCUS & CO.


                              By:  /s/ Sean D. Carney           June 25, 2004
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                                   Name:   Sean D. Carney       Date
                                   Title:  Partner

                              WARBURG PINCUS LLC


                              By:  /s/ Sean D. Carney           June 25, 2004
                                                                -------------
                                   Name:   Sean D. Carney       Date
                                   Title:  Member